Exhibit 4.8

                                                       Corporate Banking Centre
                                                       Wales and the South West
                                                       P.O. Box 1015
                                                       3rd Floor
                                                       Windsor Court
                                                       3 Windsor Place
                                                       Cardiff
                                                       CF10 3ZL
30 August 2002
                                                       www.barclays.com
PRIVATE & CONFIDENTIAL
The Directors
Mitel Networks Ltd.
Mitel Business Park
Portskewett
South Wales
NP26 5YR

Your Ref. JCDU/LJC

Dear Sirs

Business Overdraft Facility

Barclays Bank PLC ("the Bank") agrees to provide Mitel Networks Limited with an Overdraft Facility and Ancillary Facilities subject to the following terms and conditions:

Overdraft Amount

(pound)1,000,000 (One Million Pounds)

Ancillary Facility(ies)

Ancillary Facilities will be made available to you totalling (pound)5,800,000 and will comprise the following:


Bond, Guarantee and Indemnities             -(pound)2,000,000
BACS                                        -(pound)2,500,000
Businessmaster                              -(pound)1,000,000
Documentary Credit Facility                 -(pound)300,000

Availability: Documentary Letters of Credit

The Bank is prepared to open Documentary Letters of Credit on instructions from the Borrower to provide for the purchase of commodities as may be agreed by the Bank from time to time. All Documentary Letters of Credit are issued subject to the terms and conditions set out in the Bank's standard form for opening Documentary Letters of Credit and are also subject to the "Uniform Customs and practice for Documents Credits (1983 Revised)" or any subsequent revision as issued by the International Chamber of Commerce. Pricing will be decided on a case by case basis.

Bond, Guarantee & Indemnities

A. The Bank may, at its sole discretion, at any time:

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      i) Cancel its commitment to issue any further obligations (if un-issued).

      ii) Demand from the Borrower the payment of all amounts (if any) outstanding under this facility letter whereupon the same shall be immediately due and payable.

      iii) Require the Borrower on demand to deposit and maintain with the Bank an amount in Sterling sufficient to cover the utilised amount and require the Borrower to give security over the monies so deposited (together with interest accruing thereon) in form and substance satisfactory to the Bank to secure the Borrower's liability.

B. Any sum of money at any time standing to the credit of the Borrower with the Bank in any currency upon any account or otherwise may be applied by the Bank, at any time after exercising the Bank's right under Clause A above (without notice to the Borrower) in or towards the payment or discharge of any indebtedness newly or subsequently owing to the Bank by the Borrower hereunder and the Bank may use any such money to purchase any currency or currencies required to effect such application.

Purpose

To assist with the working capital finance requirements of the company. The overdraft is provided on the basis that it is a fully fluctuating facility.

Term

The Facilities are repayable on demand.

However, subject to this condition, the Facilities are scheduled for review by 31st August 2003.

Interest

Interest on the overdraft facility will be charged at 1.5% per annum above the Bank's Base Rate (currently 4.0%) giving an effective rate of 5.5%, varying in line with changes in Base Rate. Variations in Base Rate are published in the National Press.

Borrowings in excess of the agreed overdraft facility will be charged at 15.0% per annum above the Bank's Base Rate. Advice of this interest rate does not constitute an agreement by us to allow borrowings in excess of the agreed overdraft facility.

Cheques and other items may be returned unpaid if there are insufficient funds to meet them. If you would like to discuss your present overdraft facility, please contact us at the earliest opportunity.

Interest charges may be incurred if payments are made from your account before cheques paid in have cleared. If the resultant cleared balance is within your limit, the interest rate agreed for your overdraft facility will apply - otherwise interest will be at the rate for unauthorised borrowing.

Interest will be charged on a quarterly basis and debited to the company's current account on our usual charging dates.

Charges/Fees

A renewal fee of (pound)5,000 will be debited to the company's current account in quarterly instalments of (pound)1,250 on our usual charging dates.

If your account exceeds the agreed overdraft limit without prior arrangement, separate additional charges will normally be incurred.

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Account entry and general service charges which apply to your business current account are detailed in your tariff advice; a further copy is available upon request.

Security

This overdraft facility, ancillary facilities and any other amounts owing to the Bank are secured as detailed below, together with any other security/guarantee now or hereafter held by us:

1. First Legal Charge over Mitel Business Park, Portskewett, Newport on Bank's standard form.

2.    Guarantee from Mitel Networks Corporation on Bank's standard form.

3.    Counter Indemnity to cover the Bond, Guarantee and Indemnity facility.

We may from time to time require any security to be professionally valued at your expense.

Information Requirements/Special Conditions

Annual Audited Accounts and Monthly Management Accounts of the Borrower and Annual Audited Accounts and Quarterly Management Accounts of Mitel Networks Corporation are required together with Annual Budget for both the Borrower and Mitel Networks Corporation.

Governing Law

This letter shall be governed by and construed in accordance with English law.

Acceptance

Acceptance of the terms and conditions contained in this facility letter shall be indicated by the company providing us with the following:

(a) The enclosed duplicate of this facility letter signed for and on behalf of the company as evidence of acceptance of the terms and conditions as stated.

(b) A certified copy of a Resolution from the company's Board of Directors:

      i) Accepting the terms and conditions as stated.

      ii) Authorising a specified person or persons, to sign and return a duplicate of this facility letter to us.

      iii) Authorising us to accept instructions and confirmations in connection with the overdraft facility signed in accordance with our signing mandate, current from time to time.

      Please indicate your acceptance of the Overdraft Facility and Ancillary Facilities on the terms and conditions as stated, by signing and returning the enclosed copy of this letter within the next 30 days.

We are committed to provide the highest quality service to you and your business and should you have reason to complain you may do so in person, in writing by post or email or by telephone. Details of our complaint handling procedures are available on request from any branch, Barclays Information Line on 0800 400 100 or www.barclays.co.uk.

Please contact me if there are any terms of the facility(ies) you wish to discuss. Alternatively you may wish to seek independent advice to help you fully understand the facility(ies) and implications of these terms.

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This offer will remain available until 30th September 2002.

Yours sincerely,

John Union
Relationship Director
Direct Line            029 20426945
Mobile No.             07775 544688
Facsimile              029 20426988
E-Mail                 john.c.union@barclayscorporate.com

The borrowing facility(ies) detaield above are accepted on the conditions stated:

For and on behalf of Mitel Networks Limited

Signed:

Board Director:
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Board Director/Secretary:
                          ------------------------------------------------------

Date: 11/09/02
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                               MITEL NETWORKS LTD.
                        Company Registration No. 1309629

Those Present:    Graham Bevington
                  Alan Jones

At a meeting of the Board of Directors of Mitel Networks Limited (hereinafter called "the Company"), duly convened and held at Mitel Business Park, Portskewett, Monmouthshire NP26 5YR on 6th day of September 2002 at 2.00 p.m.

It was resolved that:

1) The Company accepts the borrowing facility(ies) totalling (pound)6,800,000 offered by Barclays Bank PLC in the attached facility letter, the terms and conditions of which have been exhibited to and accepted by the Board;

2) The acceptance of the facility(ies) is considered to be in the best interest of and to the advantage and further benefit of the company; and

3) The facility letter to Barclays Bank PLC now produced is approved and Graham Bevington and Alan Jones are hereby authorised to sign the acceptance of the said facility letter on behalf of the Company and to bind the Company to the terms and conditions stated therein.

Certified to be a true extract from the Minutes of Directors/General Meeting of the Company held on the date stated above.


                                                            Chairman
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                                                            Secretary
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                                                            Date
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